EXHIBIT 99

F&M Bank Receives Top Recognition
For Financial Safety and Soundness

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bank proudly announced that F&M Bank has been recognized as one of the safest banks in California by TheStreet.com Ratings, Inc. This prestigious rating for safety and soundness comes as F&M Bank is celebrating 92 years in business. The analysis evaluated the quality of each bank’s overall assets and included all California financial institutions with at least $1 billion in total assets as of March 31, 2008.

"Chart below first appeared on www.TheStreet.com in the article titled,

"Is Your California Bank Financially Sound?"

Large California Banks with Strongest Asset Quality - March 31, 2008 ($Mil)
	City	Cert Number	Total Assets	%NPA	NPL/ Core Capital & LLR	Leverage Ratio	Risk-Based Capital Ratio	Net Charge-offs (Annualized) / Avg Lns	TheStreet.com Rating
Mellon 1st Business Bank	Los Angeles	23406	$3,176	0.00	0.00	5.91	11.31	0.02	B-
Mechanics Bank	Richmond	1768	$2,706	0.00	0.03	10.67	14.75	0.12	A-
First American Trust, FSB	Santa Ana	15660	$1,240	0.00	0.00	5.49	17.93	N/A	C+
El Dorado Svgs Bank, FSB	Placerville	6164	$1,578	0.01	0.01	10.36	34.75	0.00	A-
Borel Private B&TC	San Mateo	23092	$1,163	0.04	0.40	9.26	10.82	0.01	B-
Citizens Business Bank	Ontario	21716	$6,368	0.06	0.55	7.40	11.89	0.00	B+
Farmers & Merchants Bk, Ctrl CA	Lodi	1331	$1,565	0.08	0.58	10.20	12.20	0.01	A-
WestAmerica Bank	San Rafael	3430	$4,306	0.13	1.42	6.60	11.25	0.14	B
Silicon Valley Bank	Santa Clara	24735	$6,386	0.15	1.16	9.77	14.31	0.51	A
Bank of Internet USA	San Diego	16456	$1,110	0.15	1.73	7.13	13.84	0.19	B-

NPL - Nonperforming Loans - Loans past due 90 days or more, less goverenment-guaranteed balances.
NPA - Nonperforming Assests - NPL and repossessed real estate.
LLR - Loan loss reserves.

Source: Regulatory Filings

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“Management and the Board’s number one priority is to keep Farmers & Merchants Bank safe and secure for years to come. Thus, we are extremely proud TheStreet.com rated Farmers & Merchants Bank’s asset quality as one of the strongest in California. This enviable rating confirms the Board of Directors and managements’ success in building F&M Bank into one of California’s strongest financial institutions,” Steinwert stated.

“At a time when many banks are reporting a decline in earnings, Farmers & Merchants Bancorp generated record 2007 earnings per share, up 11.1% over the prior year and record 2008 1st quarter earnings. For 41 consecutive quarters and over 10 sequential years, F&M Bank’s net profits have surpassed the same period the prior year,” Steinwert continued.

Additionally, F&M Bank has long been recognized as one of the United States' most safe and secure banks and has consistently received the highest possible ratings from nationally recognized bank rating firms. Bauer Financial, Inc., has recognized F&M Bank as a “Five-Star, Superior Bank” for over 17 years - 69 consecutive quarters. VERIBANC®, Inc., has consistently recognized F&M Bank as a “Blue Ribbon Bank,” and The Findley Reports also recognizes F&M Bank as a “Super Premier Performance” Company.

“Our continued success is also reflective of our longstanding commitment to deliver outstanding personalized customer service and to reinvest in the communities we serve. We are dedicated to making F&M the safest and most dependable community bank in California,” continued Steinwert.

Founded in 1916, Farmers & Merchants Bank of Central California, also known as F&M Bank, is a full service, locally owned and operated community bank with $1.6 billion in assets. F&M Bank proudly serves California's Great Central Valley through 23 convenient locations from Sacramento to Turlock and Hilmar.